Exhibit (e)(ii)

Name of Firm

City	State	Zip Code

RE:	SELLING AGREEMENT

We are the national distributor and principal underwriter of the shares of retail mutual funds sponsored, managed, advised and/or administered by SunAmerica Asset Management Corp. and its affiliates (hereinafter referred to individually as a “Fund,” or collectively as the “Funds”). We invite you to participate in making available to your customers shares of the Funds on the following terms:

1. Representations, Warranties and Covenants. You represent and warrant that you are either (i) a “Broker” and/or “Dealer” as each such term is defined in Section 3(a)(4) and Section 3(a)(5), respectively, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or (ii) exempt from the definition of a Broker and/or Dealer pursuant to Section 3(a)(4) and Section 3(a)(5), respectively, of the Exchange Act and you are a “Bank” as such term is defined in Section 3(a)(6) of the Exchange Act; or (iii) you are a “bank holding company” as such term is defined in the Bank Holding Company Act of 1956, as amended (the “Act”) and the “banks” on whose behalf you are authorized to execute this Agreement comply with either clause (i) or (ii). You further represent and warrant that (A) you are duly organized, validly existing and in good standing under the laws of the jurisdiction in which you were organized; (B) all authorization (if any) required for your lawful execution of this Agreement and your performance hereunder have been obtained; and (C) upon execution and delivery by you, and assuming due and valid execution and delivery by us, this Agreement will constitute a legal, valid and binding agreement, enforceable against you in accordance with its terms.

If you are a Broker and/or Dealer you further represent and warrant that you are (i) registered as a broker-dealer under the Exchange Act; (ii) are qualified to act as a dealer in the states or other jurisdictions where you transact business; and (iii) are a member in good standing of the Financial Industry Regulatory Authority (“FINRA”). If you are a Broker and/or Dealer, you agree that you will maintain such registration, qualifications, and membership in full force and effect throughout the term of this Agreement.

You further represent that you have developed and implemented a written anti-money laundering program reasonably designed to achieve and monitor your firm’s compliance with the applicable anti-money laundering laws, including the USA PATRIOT Act, the Bank Secrecy Act and applicable regulations thereunder. You represent that your anti-money laundering program establishes and implements policies and procedures that provide for regular searches of your firm’s databases for shareholder/customer names and countries appearing on U.S. governmental agencies’ lists of prohibited persons (i.e., lists maintained by the U.S. Treasury’s Office of Foreign Asset Control), and can be reasonably expected to detect and cause the reporting of transactions required under 31 U.S.C. 5318(g) and the regulations thereunder.

Each party hereto acknowledges that the identities of the other party’s customers, information maintained by such other party regarding those customers and all technical, trade secret or business information developed by such other party or such other party’s affiliates or agents in connection with such other party’s performance of its duties hereunder constitute the valuable property of such other party. Each party agrees that should it or its affiliates or agents come into possession of any list or compilation of the identities of or other information about the other party’s customers, or any other property of such party, pursuant to this Agreement or any other agreement related to services under this Agreement, the party who acquired such information or property, or whose affiliate or agent acquired such information or property, shall use its best efforts to hold, or to cause its affiliate or agent to hold, such information or property in confidence and refrain from using, disclosing, or distributing any of such information or other property, except: (i) with the other party’s prior written consent or (ii) as required by law or judicial process. Each party acknowledges that any breach of the foregoing agreements as to another party would result in immediate and irreparable harm to such other party for which there would be no adequate remedy at law and agrees that in the event of such a breach such other party will be entitled to equitable relief by way of temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction deems appropriate. Moreover, each party represents that it has adopted policies and procedures related to the protection of non-public personal information pursuant to Regulation S-P, and will comply with Regulation S-P in all material respects.

You agree to comply with and abide by, as applicable, the Conduct Rules (whether or not you are a member of FINRA), the Constitution and By-Laws of FINRA. You further agree to comply with and abide by all applicable laws, rules and regulations (including, without limitation, those of applicable regulatory authorities and any federal, state or other regulatory body having jurisdiction over you, your customers or the transactions contemplated hereby) that are now or may hereafter become applicable to you and the transactions hereunder. You agree that you will not offer or sell the shares of the Funds in any state or jurisdiction where they may not lawfully be offered or sold, or, if applicable, where you are not registered as a broker-dealer and you further agree to offer and sell the shares of the Funds only in accordance with the terms and conditions specified in the then-current Prospectus and Statement of Additional Information (the “SAI”) of each Fund.

You agree to give written notice to us promptly in the event any of your representations shall cease to be true, and in such event, unless otherwise agreed to in writing by us, this Agreement shall be automatically terminated upon such written notice. If you are a “bank holding company” as such term is defined in the Act, you shall attach an exhibit, which will be made a part of this Agreement, which sets forth the names and addresses of the “banks” on whose behalf you are authorized to execute this Agreement.

2.a Orders for shares received from you and accepted by a Fund will be priced at its next-determined net asset value, plus the applicable sales charge, if any, at the time of such acceptance as established pursuant to the then-current Prospectus and SAI of the Fund. You hereby agree that, in the event you receive customer purchase or redemption orders for a Fund after the time of day that such Fund prices its shares, you will have adequate internal controls designed to prevent such orders from being aggregated with orders received before such time. If you designate another entity to receive customer purchase and redemption orders, you hereby agree to ensure that such designee has adopted and implemented its own adequate internal controls. Procedures relating to the handling of orders, including the Policies and Procedures With Respect to Sales of SunAmerica Mutual Funds Under the Multiple Pricing Structure, as may be amended from time to time, set forth in Schedule B hereto, shall be subject to instructions which we shall forward from time to time to all firms (the “Participants”) through which we make available shares of the Funds. All orders are subject to acceptance by the applicable Fund, which reserves the right in its sole discretion to reject any order in whole or in part.

b. You represent that (a) you are acting as the agent for the customer; (b) as between you and the customer, the customer shall have beneficial ownership of the Fund shares; (c) each transaction is initiated solely upon the order of the customer; and (d) each transaction is for the account of the customer and not for your account.

3. As a Participant, you agree to purchase shares of the Funds only through us or from your customers. Purchases through us shall be made only for the purpose of covering purchase orders already received from your customers.

4. You agree to sell shares of the Funds only (a) to your customers at the net asset value plus applicable sales charge, if any, then in effect as established by the then-current Prospectus and SAI of the applicable Fund or (b) to us as agent for the Fund or the Fund itself at the redemption price as described in the then-current Prospectus and SAI.

5. We reserve the right in our discretion, and without notice to you, to suspend sales or withdraw the offering of shares entirely, or to modify or cancel this Agreement. All sales shall be subject to the terms and provisions set forth in the applicable Fund’s then-current Prospectus and SAI. Nothing herein shall obligate us to pay commissions or other concessions in violation of any applicable law.

6. No person is authorized to make any representations concerning a Fund or its shares except those contained in its then-current Prospectus, SAI and any other information as may be approved by a Fund as information supplemental to its Prospectus and SAI. In purchasing shares through us, you shall rely solely on the representations contained in the then-current Prospectus, SAI and supplemental information above-mentioned. You agree to hold us harmless and indemnify the Funds and us in the event that you, or any of your sales representatives, should violate any law, rule or regulation, or any provisions of this Agreement, or any provision contained in the Prospectus or SAI relating to the sales of shares of the Funds, which may result in liability to the Funds or us. Additional copies of any Prospectus, SAI and/or supplemental information will be supplied by us to you in reasonable quantities upon request.

7. You shall have no authority whatsoever to act as agent of the Funds or us, or any other Participant, and nothing in this Agreement shall constitute you or the Funds as the agent of the other. In all transactions in these shares between you and us, we are acting as agent for the Funds and not as principal.

8. All communications to us shall be sent to SunAmerica Capital Services, Inc., Harborside Financial Center, 3200 Plaza 5, Jersey City, NJ 07311. Any notice to you shall be duly given if mailed or telegraphed to you at your address set forth below, unless you give us written instructions otherwise. It is your responsibility to provide us with updated information concerning where written communications should be sent.

9. This Agreement may be terminated without penalty upon written notice by either party at any time, and shall automatically terminate upon its assignment, or upon any event that terminates a Fund’s Distribution Agreement with

us. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey. The indemnification provision in Section 6 hereof shall survive any termination of this Agreement hereunder.

10.a. Front-end Sales Charge. Class A shares are generally subject to front-end sales charges, as described in each Fund’s Prospectus and SAI.

b. Contingent Deferred Sales Charge (“CDSC”). For purchases of Class B and Class C shares (or for certain purchases of Class A shares), we advance commissions with the presumption that assets will remain in the Fund(s) long enough for expenses to be recouped. In the event of a redemption of shares purchased before the holding period expires, a CDSC is deducted from the redemption proceeds as described in each Fund’s Prospectus and SAI.

c. Sale Charge Waivers. Waivers of front end sales charges and CDSCs are described in each Fund’s Prospectus and SAI.

d. Commission Reclaims. With respect to shares redeemed on which the CDSC is waived for taxable distributions from qualified retirement plans as described in each Fund’s then-current Prospectus and SAI, 100% of the commission advanced to the selling broker/dealer in respect of such shares is subject to reclaim in the event the redemption occurs within the first year from the date of purchase, and 50% of the commission advanced if the redemption occurs in the second year from the date of purchase. With respect to Class A shares purchased at net asset value, the entire commission advanced is subject to reclaim for any redemption occurring within the first year from the date of purchase. The foregoing reclamations will be subtracted from dealer concession payments payable according to Schedule A and, if sufficient dealer concession payments are not available to offset these reclamations, you will reimburse us for these amounts.

e. Compensation. We expect you to provide distribution and account maintenance services in the promotion of each Fund’s shares, including services and assistance to your customers who own Fund shares. For such services, you will be entitled to compensation as set forth on Schedule A, as may be amended from time to time, and in each Fund’s current Prospectus and SAI. You hereby agree to waive payment of such compensation until such time that we are in receipt of the commissions or concessions due for such Fund shares. Our liability for payment of such compensation is limited solely to the proceeds of such concessions receivable. No commission or concession shall be payable with respect to shares purchased through reinvestment of dividends or distributions, or that had been acquired through one or more exchange transactions which had been the subject of payments under this paragraph. In addition, no commission or concession shall be payable with respect to shares that had been subject to a waiver of the sales charge except as set forth in each Fund’s current Prospectus and SAI.

11. This Agreement shall become effective upon receipt by us of a signed copy hereof, and shall continue in effect until and unless terminated (i) pursuant to Section 9, above, or (ii) on account of your violation of any representation, warranty or covenant contained herein. This Agreement shall supersede all prior Selling Agreements with you relating to the shares of the Funds. This Agreement may be amended in writing signed by each of the parties hereto, except that we may amend Schedule A in our sole discretion upon notice to you. Any such amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

*    *    *

SunAmerica Capital Services, Inc.

By:

Name:

Date:	Title:

The undersigned accepts your invitation to make available to its customers the shares of the Funds and agrees to abide by the foregoing terms and conditions. The undersigned acknowledges receipt of Prospectuses of the Funds in connection with this offering.

Firm Name	Authorized Signatory

Address	Print Name

Title of Signatory

Telephone Number	Date

Fax Number

Rev. 06/2011

SCHEDULE A

SUNAMERICA MUTUAL FUNDS

SunAmerica Income Funds

COMPENSATION (concession to selling dealer is based on amount of purchase)

A SHARES

Purchase Amount			Dealer Concession
$0	to	$99,999	4.00%
$100,000	to	$249,999	3.00%
$250,000	to	$499,999	2.50%
$500,000	to	$999,999	1.75%
$1,000,000	or	more	1.00%

Up to .25% Service Fee, paid monthly, effective immediately

B SHARES - 4.00% (no breakpoints)

Up to .25% Service Fee, paid monthly, beginning the 13th month following purchase

C SHARES - 1.00% (no breakpoints)

Up to .25% Service Fee and .75% trail commission (total 1.00%), paid monthly, beginning the 13th month following purchase.

SunAmerica Equity Funds

COMPENSATION (concession to selling dealer is based on amount of purchase)

A SHARES

Purchase Amount			Dealer Concession
$0	to	$49,999	5.00%
$50,000	to	$99,999	4.00%
$100,000	to	$249,999	3.00%
$250,000	to	$499,999	2.50%
$500,000	to	$999,999	1.75%
$1,000,000	or	more	1.00%

Up to .25% Service Fee paid monthly, effective immediately

B SHARES - 4.00% (no breakpoints)

Up to .25% Service Fee, paid monthly, beginning the 13th month following purchase

C SHARES - 1.00% (no breakpoints)

Up to .25% Service Fee and .75% trail commission (total 1.00%), paid monthly, beginning the 13th month following purchase.

SunAmerica Series, Inc.

COMPENSATION (concession to selling dealer is based on amount of purchase)

A SHARES

Purchase Amount			Dealer Concession
$0	to	$49,999	5.00%
$50,000	to	$99,999	4.00%
$100,000	to	$249,999	3.00%
$250,000	to	$499,999	2.50%
$500,000	to	$999,999	1.75%
$1,000,000	or	more	1.00%

Up to .25% Service Fee, paid monthly, effective immediately

B SHARES - 4.00% (no breakpoints)

Up to .25% Service Fee, paid monthly, beginning the 13th month following purchase

C SHARES - 1.00% (no breakpoints)

Up to .25% Service Fee and .75% trail commission (total 1.00%), paid monthly, beginning the 13th month following purchase.

SunAmerica Senior Floating Rate Fund, Inc.

COMPENSATION (concession to selling dealer is based on amount of purchase)

A SHARES

Purchase Amount			Dealer Concession
$0	to	$249,999	3.00%
$250,000	to	$499,999	2.50%
$500,000	to	$999,999	1.75%
$1,000,000	or	more	up to 1.00%

C SHARES – 0.75% (no breakpoints)

Up to 0.25% service fee and 0.50% trail commission, paid monthly, beginning the 13th month following purchase.

SunAmerica Specialty Series

COMPENSATION (concession to selling dealer is based on amount of purchase)

A SHARES

Purchase Amount			Dealer Concession
$0	to	$49,999	5.00%
$50,000	to	$99,999	4.00%
$100,000	to	$249,999	3.00%
$250,000	to	$499,999	2.50%
$500,000	to	$999,999	1.75%
$1,000,000	or	more	1.00%

Up to .25% Service Fee paid monthly, effective immediately

C SHARES -1.00% (no breakpoints)

Up to .25% Service Fee and .75% trail commission (total 1.00%), paid monthly, beginning the 13th month following purchase.

SCHEDULE B

Policies and Procedures With Respect to

Sales of SunAmerica Mutual Funds

Under the Multiple Pricing Structure

As certain portfolios of SunAmerica Mutual Funds, (the “Multiple Pricing Funds” or the “Funds”) offer shares subject to a front-end sales load (“Class A Shares”) and shares subject to a deferred sales charge (“Class B Shares” and “Class C Shares”), it is important for investors not only to choose a mutual fund that best suits their investment objectives, but also to choose the sales financing method which best suits their particular needs. To assist your clients in these decisions and to ensure proper supervision of mutual fund purchase recommendations, we are instituting the following policies:

(1) Any purchase of a Fund for less than $100,000 may be of either Class A, Class B or Class C Shares.

(2) Any purchase must be reviewed and approved for appropriateness by the Broker/Dealer (who must maintain a written record of this review) in light of the relevant facts and circumstances pertaining to your client, including, but not limited to:

(a) the specific purchase order dollar amount;

(b) the length of time the client expects to hold his or her shares; and

(c) any other relevant circumstances, such as the availability of purchases under letters of intent or pursuant to rights of accumulation.

(3) A purchase of any Fund for $100,000 or more should be for Class A Shares.

General Guidelines

There are instances where one financing method may be more advantageous to an investor than the other. For example, investors who may take advantage of breakpoints and those qualifying for a discount from the maximum sales load on Class A Shares, may determine that the purchase of Class A Shares with the payment of a reduced front-end sales charge is preferable to payment of the ongoing distribution fee imposed upon Class B Shares for the first seven years. On the other hand, investors whose orders would not take advantage of breakpoints to qualify for a discount may wish to defer the sales load and have all of their funds invested in Class B Shares initially. After a holding period of seven years, the Class B Shares convert to Class A Shares, and ongoing charges are thereafter equal.

A National Association of Securities Dealers, Inc. rule specifically prohibits “breakpoint sales” of front-end load shares. A “breakpoint sale” is a sale to an investor of an amount of front-end load (Class A) shares just below the amount which would be subject to the next breakpoint on the fund’s sales charge schedule. Because the deferred sales charge on Class B shares is gradually reduced to 0% over the six-year period in which the shares are held, a redemption of Class B shares just before an “anniversary date” is in some ways analogous to a breakpoint sale. An investor might wish to redeem just before an anniversary date for tax or other reasons, and an investor who chose to wait would continue to be at market risk. Nevertheless, you should inform your clients intending to redeem Class B shares near an anniversary date that, if the redemption were delayed, the deferred sales charge might be reduced.

Responsibilities of the Broker/Dealer

You must ensure that all employees receiving investor inquires about the purchase of shares of Multiple Pricing Funds have advised the investor of the available financing methods offered by the mutual funds, and the impact of choosing one method over another. In certain instances, it may be appropriate to discuss the purchase directly with the investor. The foregoing guidelines, as well as the examples cited above, should assist you in reviewing purchase orders less than, equal to, or greater than $100,000.

Effectiveness

This policy is effective as of October 1, 1993 with respect to any order for shares of all Multiple Pricing Funds. Questions relating to this policy should be directed to SunAmerica Capital Services, Inc., Harborside Financial Center, 3200 Plaza 5, Jersey City, NJ 07311.

Rev. 06/2011